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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement"), dated as of January 1, 1997, by and between WEYCO GROUP INC., a Wisconsin corporation (the "Company"), and THOMAS W. FLORSHEIM, JR. of Milwaukee, Wisconsin ("Florsheim").

                              W I T N E S S E T H

         WHEREAS, Florsheim is the president and chief operating officer of the Company, and is familiar with the methods developed by the Company and the products supplied by the Company to its customers; and
         WHEREAS, the Company desires to extend the period of its exclusive right to Florsheim's services for the period commencing with the date hereof and ending on December 31, 2001, in order to assure to itself the successful management of its business, and
         WHEREAS, Florsheim is willing to so extend the period of his employment, all on the terms and subject to the conditions hereinafter set forth.
         NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:
         1. Employment. The Company hereby employs Florsheim, during the terms of this Agreement, in an executive and managerial capacity, to supervise and direct the operations of the Company as they are now or may hereafter be constituted. Florsheim shall have such title and responsibilities as the Company's Board of Directors shall from time to time assign to him, but the duties which he shall be called upon to render hereunder shall not be of a nature substantially inconsistent with those he has rendered and is currently rendering to the Company as its president and chief operating officer. He shall have such powers as may be from time to time prescribed by the Company's Board of Directors or as are contained in the By-Laws of the Company. During the term of this Agreement, Florsheim shall serve also, without additional compensation, in such offices of the Company to which he may be elected or appointed by the Company's Board of Directors. The Company shall not require





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Florsheim, without his consent, to serve principally at a place other than
Milwaukee, Wisconsin or its immediate suburban area, and shall exert its best efforts so as not to require him in the performance of his duties hereunder to be absent, without his consent, from said city or its immediate suburban area during any weekend or legal holiday nor for more than ten (10) days in any calendar month. Florsheim hereby accepts such employment and agrees to devote his full time, attention, knowledge and skill to the business and interest of the Company throughout the period of his employment hereunder. Florsheim shall be entitled to take vacations in the same manner and for the same periods of time as has been his custom during the previous three years.
         2. Compensation. As compensation for his services to the Company during the term of this Agreement in whatever capacity or capacities rendered, the Company shall, subject to the provisions of paragraph 3 hereof, pay Florsheim a salary of Two Hundred Eighty Thousand Dollars ($280,000) per annum, or such greater amount per annum as the Board of Directors of the Company may, in its discretion, fix; said salary is to be payable in equal, or approximately equal, bi-weekly installments. Nothing herein shall preclude Florsheim from receiving any additional compensation, whether in the form of bonus or otherwise, or from participating in any present or future profit-sharing, pension or retirement plan, insurance, sickness or disability plan, stock option plan or other plan for the benefits of Florsheim or the employees of the Company, in each case to the extent and in the manner approved or determined by the Company's Board of Directors. The Company shall continue to provide Florsheim the use of an automobile, and other benefits at least equal to those provided to him under his previous contract of employment. These benefits are set forth in Schedule A hereto.
         3. Term. The term of this Agreement shall be from the date hereof to and including December 31, 2001. Florsheim's employment hereunder shall be subject to the following:
                 (a) If, during the period of his employment hereunder, Florsheim is dismissed by the Company for cause, thereupon his employment shall





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terminate.  "Cause", for purposes of this subparagraph, shall mean conduct or activities that cause a substantial demonstrable detriment to the Company.
                 (b) If Florsheim's employment terminates pursuant to subparagraph 3(a) above, the Company shall be obligated to pay him his salary and other payments due to be paid hereunder, on or prior to the date of termination; provided, that nothing herein shall be deemed to entitle Florsheim to amounts accrued but not due to be paid, or to accelerate the date on which any payment of salary or bonus is due.
                 (c) If, during the term of this Agreement, the Company for any reason other than that contained in subparagraph 3(a) terminates the employment of Florsheim, or in the event that he terminates his employment following an event described in paragraph 6 hereof, the Company shall pay to Florsheim as severance pay, within 30 days of such termination, a lump sum amount that, when added to any other payments or benefits which constitute "parachute payments", will be equal to 299% of Florsheim's "base amount", as those terms are defined in Section 280G of the Internal Revenue Code of 1986 (the "Code") and regulations promulgated by the Internal Revenue Service thereunder. The determination of Florsheim's base amount shall be made by the Company's independent auditors. Notwithstanding the foregoing, the amount due under this paragraph may be deferred, but only if and to the extent that the payments would not be deductible by the Company under Section 162 of the Code. If, pursuant to the foregoing sentence, any amounts are not paid immediately, such amounts shall be paid at the beginning of the immediately following taxable year or years to the extent that such payments would then be deductible under Section 162 of the Code. Any deferred amounts shall earn interest at the rate of 7% per annum until paid.
                 (d) In the event Florsheim is prevented from performing his duties by reason of permanent disability, the salary provided by paragraph 2 of this Agreement shall cease as of the date he becomes permanently disabled, except that the Company shall pay to Florsheim or as designated by Florsheim pursuant to written direction given to the Company by him, as the case may be,





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from the date such salary ceases to December 31, 2003, inclusive, a salary at the rate equal to 75% of his then current salary, less any amount received by Florsheim pursuant to a salary continuation insurance plan, the premiums for which are paid in whole or in part by the Company. "Permanent disability", for purposes of this subparagraph, shall refer to physical or mental condition resulting from bodily injury, disease, or mental disorder which results in Florsheim's absence from his employment duties for a period of three (3) or more consecutive months and which renders him, upon the basis of expert medical opinion, permanently incapable of performing his employment duties hereunder; such disability shall be deemed to have begun when such determination is made and notice given to Florsheim by the Company after the period of three (3) consecutive months or more of his absence from his employment. During any such period of permanent disability in which the aforesaid payments are being made to him or his designee, Florsheim, while and to the extent he is physically and mentally able to do so, shall hold himself available to render such consulting, advisory and appropriate special services as the Company shall from time to time reasonably request of him.
                 (e) In the event Florsheim dies prior to the termination of his employment hereunder (for purposes of this subparagraph, such employment shall not be deemed terminated if, at the time of his death, the Company was making payments pursuant to subparagraph 3(d) above), the salary provided by paragraph 2 (or subparagraph 3(d), as the case may be) shall cease as of the date of his death (prorated for part of any month), and the Company shall pay to the beneficiary or beneficiaries of Florsheim, as designated by him pursuant to written direction given by him to the Company (or in the absence of such writing or in the event the last such writing filed by him shall designate one or more persons who are not living at the time of his death or shall for any other reason be wholly or partially ineffective, to the personal representatives of his estate) a death benefit equal to his salary hereunder (at the annual rate which was being paid to him at the date of his death) for a three-year period. Such death benefits shall be payable in thirty-six equal





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monthly installments, the first of which shall be paid within sixty days next following the date of his death and the remaining of which shall be made on the date during each of the thirty-five next succeeding calendar months corresponding to the date of such first payment. If any payments are required to be made under this subparagraph (e) to a beneficiary of Florsheim who shall have died after having commenced receiving payments hereunder, such payment shall be made to the personal representative of said beneficiary's estate.
         4. Restrictive Covenants. During the term of this Agreement, Florsheim shall not, without the prior written consent of the Company, be engaged in or connected or concerned with any business or activity which directly or indirectly competes with the business conducted by the Company; nor will he take part in any activities detrimental to the best interest of the Company.
         5. Remedy for Breach. In the event of the breach by Florsheim of any of the terms and conditions of this Agreement to be performed by him (including, but not limited to, leaving the Company's employment or performing services for any person, firm or corporation engaged in a competing or similar line of business with the Company without the written consent of the Company), the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach of this Agreement, and to enjoin him (without the necessity of proving actual damage to the Company) from performing services for any such other person, firm or corporation in violation of the terms of this Agreement, or both. The Company shall not be so entitled, however, in the event Florsheim should voluntarily leave the Company's employment after the happening of any of the events specified in paragraph 6 hereof during the term of this Agreement. The remedies provided herein shall be cumulative and in addition to any and all other remedies which the Company may have at law or in equity.
         6. Specific Events. The following specific events will affect the rights and obligations of the parties in the event of Florsheim's leaving the





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employ of the Company as set forth at paragraphs 3(c) and 5.
                 (a) The replacement of two or more of the existing members of the Company's Board of Directors by persons not nominated by the Board of Directors; or
                 (b) Any amendment to Section 2 of Article III of the Company's By-Laws to enlarge the number of directors of the Company if the change was not supported by the existing Board of Directors; or
                 (c) Any change in Florsheim's duties or powers such that his duties or powers, as changed, would be of a nature substantially inconsistent with those he has rendered in the past and is currently rendering to the Company as its chief executive officer; or
                 (d) A successful tender offer for 15% or more of the shares or merger or consolidation or transfer of assets of the Company; or
                 (e) A change in control of more than 15% of the shares in the Company, such that Florsheim decides in good faith that he can no longer effectively discharge his duties.
         7. Non-Disclosure of Secret or Confidential Information, etc. Anything herein to the contrary notwithstanding, Florsheim, shall hold in a fiduciary capacity for the benefit of the Company all knowledge of customer or trade lists and all other secret or confidential information, knowledge or data of the Company obtained by him during his employment by the Company, which shall not be generally known to the public or to the Company's industry (whether or not developed by Florsheim) and shall not, during his employment hereunder or after the termination of such employment, communicate or divulge any such information, knowledge or data to any person, firm or corporation other than the Company or persons, firms or corporation designated by the Company.
         8. Reimbursement for Expenses. Florsheim shall be reimbursed by the Company, upon his submission of appropriate vouchers, for all items of traveling, entertainment and miscellaneous expenses, including membership dues at clubs used primarily for business purposes, reasonably incurred by him on





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behalf of the Company within the scope of and during his employment hereunder.
         9. Assignment. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company, including any company or corporation with which the Company may merge or consolidate or to which the Company may transfer substantially all of its assets. Florsheim shall have no power, without the prior written consent of the Company, to transfer, assign, anticipate, mortgage or otherwise encumber in advance any of the payments provided for herein nor shall said payments be subject to levy, seizure, or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by Florsheim nor shall they be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.
         10. Notices. Any notice required or permitted hereunder shall be sufficiently given if sent by registered mail, with postage and registration fee prepaid, to the party to be notified at his or its last known address as determined by due diligence by the party sending such notice.
         11. Severability. Nothing in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there may be any conflict between any provision of this Agreement and any contrary material statute, ordinance, regulation, or other rule of law pursuant to which the parties have no legal right to contract, the latter shall prevail; but in such event the provision of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of such law. In no event shall such illegality or invalidity affect the remaining parts of this Agreement.
         12. Prior Employment Agreements. This Agreement supersedes all oral or written employment agreements heretofore made by and between the parties with respect to the subject matter hereof, including the 1989 Agreement, and any and all such agreements are hereby canceled and terminated in their entirety.
         13. Applicable Law. This Agreement, executed in the State of Wisconsin, shall be construed in accordance with and governed in all respects





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by the laws of the State of Wisconsin.
         14. Waiver, etc. No amendment or modification of this Agreement shall be valid or binding on the Company unless made in writing and signed by a duly authorized officer of the Company or upon Florsheim unless made in writing and signed by him. The waiver of a breach of any provision of this Agreement by either party or the failure of either party to otherwise insist upon strict performance of any provision hereof shall not constitute a waiver of any subsequent breach of any subsequent failure to strictly perform.
         15. Headings, etc. Paragraph headings and numbers herein are included for convenience of reference only, and this Agreement is not to be construed with reference thereto. If there shall be any conflict between such numbers and headings and the text of this Agreement, the text shall control.
         16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
         IN WITNESS WHEREOF, Florsheim has duly executed this Agreement and the Company has caused this Agreement to be executed by its duly authorized officers and its corporate seal to be affixed hereunto, all as of the day and year first above written.

                                             WEYCO GROUP, INC.
                                               a Wisconsin corporation,



                                             By /s/ Thomas W. Florsheim
                                                --------------------------------
                                                     Its Chairman of the Board


Attest:


/s/ John Wittkowske
-----------------------------
           Its Secretary


                                             /s/ Thomas W. Florsheim, Jr.
                                             ---------------------------------
                                                   Thomas W. Florsheim, Jr.
(SEAL)





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                                   SCHEDULE A



Life and Accidental Death and Dismemberment Insurance
Health Insurance
Weyco Group, Inc. Pension
  Plan

Deferred Compensation Agreement
Weyco Group, Inc. Deferred Compensation Plan
Weyco Group, Inc. Excess Benefits Plan





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                                                        February 17, 1997




TO:      WEYCO GROUP, INC.



Pursuant to paragraph 3(e) of the Employment Agreement dated as of January 1, 1997, by and between Weyco Group, Inc., a Wisconsin corporation, and Thomas W. Florsheim, Jr of Milwaukee, Wisconsin, I hereby designate Jennifer Florsheim as beneficiary of the death benefits equal to my salary hereunder for a three-year period.



                                             /s/ Thomas W. Florsheim, Jr.
                                             ---------------------------------
                                             Thomas W. Florsheim, Jr.





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